As filed with the Securities and Exchange Commission on August 28, 2008.

Registration No. 333-108007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECTRONIC DATA SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2548221
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5400 Legacy Drive, Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

2003 Incentive Plan of Electronic Data Systems Corporation

(Full Title of the Plan)

Paul T. Porrini

3000 Hanover Street

Palo Alto, California 94304

(650) 857-1501

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

DEREGISTRATION OF COMMON STOCK

On August 15, 2003, Electronic Data Systems Corporation, a Delaware corporation (“EDS”), filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-108007 (the “Registration Statement”), to register the issuance of up to 42,000,000 shares of EDS common stock, par value $0.01 per share (the “Common Stock”), under the 2003 Incentive Plan of Electronic Data Systems Corporation (formerly known as the Amended and Restated Incentive Plan of Electronic Data Systems Corporation and the 1996 Incentive Plan of Electronic Data Systems Corporation).

On August 26, 2008, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 13, 2008, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 25, 2008, by and among EDS, Hewlett-Packard Company (“HP”) and Hawk Merger Corporation, a wholly-owned subsidiary of HP, Hawk Merger Corporation merged with and into EDS, with EDS continuing as the surviving corporation and a wholly-owned subsidiary of HP (the “Merger”). As a result of the Merger, EDS has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by EDS in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, EDS hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 28th day of August, 2008.

ELECTRONIC DATA SYSTEMS CORPORATION

By	/s/ Paul T. Porrini
Name:	Paul T. Porrini
Title:	President and Secretary